Mr. Richard Giles

6300 Sagewood Drive, Suite 400

Park City, Utah 84098

Pursuant to Section 4 of the consulting agreement (the “Agreement”) dated April 15, 2011 by and between you and Heatwurx, Inc. (the “Company”), the successor to HeatwurxAQ, this letter shall serve as written notice of the Board’s intention not to renew the Agreement.

The term of the Agreement was amended via letter agreement on March 14, 2013 by and between you and the Company, for a period of ninety (90) days to a new expiration date of July 15, 2013.  As per Section 4 of the Agreement, the Consulting Period (as defined in the Agreement) is automatically renewed for successive one-year periods unless either you or the Board gives the other written notice at least 30 days, but not more than 180 days, prior to the end of the then-effective Consulting Period of an intention not to renew.   As this letter represents the Board’s Notice of Non-Renewal (as defined in the Agreement), the Agreement, as amended, shall terminate on July 15, 2014.

Pursuant to Section 5 of the Agreement, the Company will continue to pay your consulting fee through the termination date of July 15, 2014.  As a reminder, pursuant to Section 6(b) of the Agreement, you are required to deliver to the Company, at the termination of the Consulting Period, which will be July 15, 2014, all memoranda, notes, plans, records, reports, computer tapes and software and other document and data (and copies thereof) that is Confidential Information or Work Product (as defined in the Agreement) or information relation to the business of the Company or its Affiliates which you may then possess or have under your control.

We very much appreciate the work you have done for the Company, Rich and wish you the best in all future endeavors.

Respectfully,

/s/ Reg Greenslade

Chairman of the Board

Heatwurx, Inc